Exhibit 10.21

Amendment of

Stericycle, Inc. Amended and Restated Incentive Compensation Plan

Stericycle, Inc. 1997 Stock Option Plan,

Stericycle, Inc. 2000 Nonstatutory Stock Option Plan,

Stericycle, Inc. 2005 Incentive Stock Plan and

Stericycle, Inc. 2008 Incentive Stock Plan

1. Amendment of 1995 and 1997 Plans

The definition of “Termination Date” in each of (i) the Stericycle, Inc. (1995) Amended and Restated Incentive Compensation Plan, as amended to date, and (ii) the Stericycle, Inc. 1997 Stock Option Plan, as amended to date, is amended to read as follows:

Termination Date means the date of termination of service to the Company or a Subsidiary by an Employee or an Officer-Employee. The following shall not be considered a termination of service: (i) a transfer of employment from the Company to a Subsidiary or from a Subsidiary to the Company or to another Subsidiary; or (ii) becoming a Consultant or Director and ceasing to serve as an Employee or Officer-Employee.

2. Amendment of 2000, 2005 and 2008 Plans

The definition of “Termination Date” in each of (i) the Stericycle, Inc. 2000 Nonstatutory Stock Option Plan, as amended to date, (ii) the Stericycle, Inc. 2005 Incentive Stock Plan, as amended to date, and (iii) the Stericycle, Inc. 2008 Incentive Stock Plan, as amended to date, is amended to read as follows:

Termination Date means the date of termination of service to the Company or a Subsidiary by an Employee. The following shall not be considered a termination of service: (i) a transfer of employment from the Company to a Subsidiary or from a Subsidiary to the Company or to another Subsidiary; or (ii) becoming a Consultant or Director and ceasing to serve as an Employee.

3. Effective Date

This Amendment shall be effective as of June 8, 2011.